EXHIBIT 99.1
For Immediate Release

Contact:              Willing L. Biddle, CEO or
John T. Hayes, CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc. Reports First Quarter Operating Results For Fiscal 2019

Greenwich, Connecticut, March 8, 2019 -- Urstadt Biddle Properties Inc. (NYSE: UBA and UBP), a real estate investment trust, today reported its operating results for the first quarter ended January 31, 2019.

Net income applicable to Class A Common and Common stockholders for its first quarter of fiscal 2019 was $5,854,000 or $0.16 per diluted Class A Common share and $0.14 per diluted Common share compared to $4,921,000 or $0.13 per diluted Class A Common share and $0.12 per diluted Common share in last year’s first quarter.

Funds from operations (“FFO”) for the first quarter of fiscal 2019 was $13,537,000 or $0.36 per diluted Class A Common share and $0.32 per diluted Common share compared with $12,250,000 or $0.33 per diluted Class A Common share and $0.29 per diluted Common share in last year’s first quarter.

At January 31, 2019, the company’s consolidated properties were 92.3% leased (versus 93.2% at the end of fiscal 2018) and 90.7% occupied (versus 91.7% at the end of fiscal 2018).  The drop in the company’s leased rate in the first quarter predominantly resulted from the company’s purchase of the Lakeview Plaza Shopping Center in December 2018.  Lakeview was purchased at a very good price from a lender which had foreclosed on the property.  Lakeview has 49,000 square feet vacant, which once leased, will provide the company a significant additional return on its investment.    The company currently has 352,000 square feet of vacancy in its consolidated portfolio, 65,000 square feet of which is in the lease negotiation stage.  In addition, the company is negotiating letters of intent with potential tenants on another 121,000 square feet of vacant space.  Also at January 31, 2019 the leased percentage treats as leased, and the January 31, 2019 occupancy percentage treats as unoccupied, 65,700 square feet of retail space (1.4% of our consolidated square footage) formerly ground leased by Toys R’ Us and Babies R’ Us at the company’s Danbury Square shopping center in Danbury, CT.  Toys R’ Us and Babies R’ Us went bankrupt in fiscal 2017, and this ground lease was purchased from Toys R’ Us and Babies R’ Us and assumed by a real estate investor in August 2018.  The lease rate for the 65,700 square foot space was and remains at $0 for the duration of the lease, and the company did not have any other leases with Toys R’ Us or Babies R’ Us, so the company’s cash flow was not impacted by the bankruptcy of Toys R’ Us and Babies R’ Us.  As of the date of this press release, the company has not been informed by the new owner of the lease which operator will occupy the space.

Both the percentage of property leased and the percentage of property occupied referenced in the preceding paragraph exclude the company’s unconsolidated joint ventures.  At January 31, 2019, the company had equity interests in seven unconsolidated joint ventures (751,000 square feet), which were 96.6% leased (96.3% at October 31, 2018).

Commenting on the quarter’s operating results, Willing L. Biddle, President and CEO of the company, said “We are pleased to report that we had a very good operating quarter.  Our FFO increased by 10.5% on a dollar value basis and 9.9% on a Class A Common share basis when compared with our operating results in last year’s first quarter.  This increase was the result of net operating income generated from property acquisitions in fiscal 2018 and the first quarter of fiscal 2019, as well as organic net operating income growth in our existing portfolio of investment properties.  In addition, this increase was bolstered by the sale of our small marketable securities portfolio in this first quarter of fiscal 2019, which resulted in a gain of $403,000.  We are very pleased that our FFO payout ratio improved again this quarter, dipping below 80%, as we know our investors greatly value the safety and consistent growth of our dividend through all types of economic cycles.”

Mr. Biddle continued……. “In the first quarter, we closed on the acquisition of Lakeview Plaza Shopping Center located in Brewster, NY.  Lakeview Plaza is a 177,000 square feet shopping center that is anchored by a 45,000 square foot Acme Supermarket. The property consists of five buildings on a 23-acre site. The property is currently 73% leased to a diverse group of local, regional, and national tenants.  Notable tenants at the property include Acme Market, Rite-Aid, Supercuts, M&T Bank, KeyBank and Burger King.  We were able to acquire the property at a significant discount to replacement cost from a lender which had obtained the property via foreclosure.  We anticipate having to invest approximately $6 to $8 million over our initial purchase price to complete the rebuilding of a retaining wall that runs the length of the back of the property and also to lease the vacancies in the property.  Our purchase price, plus the additional capital we will need to invest for improvements and re-tenanting, represents an approximate 8% yield on the existing cash flow of the shopping center.   If we are able to lease the vacant 49,000 square feet, we could add another $1-1.3 million to the cash flow, which would improve our investment return to above 13%. We continue to actively look to acquire investment properties meeting our geographic and financial parameters.”

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust which owns or has equity interests in 85 properties containing approximately 5.3 million square feet of space.  Listed on the New York Stock Exchange since 1970, it provides investors with a means of participating in ownership of income-producing properties. It has paid 196 consecutive quarters of uninterrupted dividends to its shareholders since its inception and has raised total dividends to its shareholders for the last 25 consecutive years.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

 (Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
First quarter 2019 results (Unaudited)
 (in thousands, except per share data)

	Three Months Ended
	January 31,
	2019	2018

Revenues
Base rents	$24,778	$23,584
Recoveries from tenants	8,452	8,207
Other income	1,225	1,204
Total Revenues	34,455	32,995

Operating Expenses
Property operating	5,864	6,306
Property taxes	5,913	5,147
Depreciation and amortization	6,940	6,949
General and administrative	2,654	2,419
Provision for tenant credit losses	254	210
Directors' fees and expenses	108	102
Total Operating Expenses	21,733	21,133

Operating Income	12,722	11,862

Non-Operating Income (Expense):
Interest expense	(3,578)	(3,423)
Equity in net income from unconsolidated joint ventures	342	560
Gain on sale of marketable securities	403	-
Interest, dividends and other investment income	129	80

Net Income	10,018	9,079

Noncontrolling interests:
Net income attributable to noncontrolling interests	(1,101)	(1,095)
Net income attributable to Urstadt Biddle Properties Inc.	8,917	7,984
Preferred stock dividends	(3,063)	(3,063)

Net Income Applicable to Common and Class A Common Stockholders	$5,854	$4,921

Diluted Earnings Per Share:

Per Class A Common Share:	$0.16	$0.13
Per Common Share:	$0.14	$0.12

Weighted Average Number of Shares Outstanding (Diluted):
Class A Common and Class A Common Equivalent	29,547	29,492
Common and Common Equivalent	9,199	9,058

Results of Operations

The following information summarizes our results of operations for the three months ended January 31, 2019 and 2018 (amounts in thousands):

	Three Months Ended
	January 31,				Change Attributable to
Revenues	2019	2018	Increase (Decrease)	% Change	Property Acquisitions/Sales	Properties Held In Both Periods (Note 1)
Base rents	$24,778	$23,584	$1,194	5.1%	$831	$363
Recoveries from tenants	8,452	8,207	245	3.0%	396	(151)
Other income	1,208	1,204	4	0.3%	37	(33)

Operating Expenses
Property operating	5,864	6,306	(442)	(7.0)%	342	(784)
Property taxes	5,913	5,147	766	14.9%	197	569
Depreciation and amortization	6,940	6,949	(9)	(0.1)%	139	(148)
General and administrative	2,654	2,419	235	9.7%	n/a	n/a

Non-Operating Income/Expense
Interest expense	3,578	3,423	155	4.5%	40	115
Interest, dividends, and other investment income	129	80	49	61.3%	n/a	n/a

Note 1 – Properties held in both periods includes only properties owned for the entire periods of 2019 and 2018 and for interest expense the amount also includes parent company interest expense.  All other properties are included in the property acquisition/sales column.  There are no properties excluded from the analysis.
Base rents increased by 5.1% to $24.8 million for the three month period ended January 31, 2019 as compared with $23.6 million in the comparable period of 2018. The change in base rent and the changes in other income statement line items analyzed in the table above were attributable to:

Property Acquisitions and Properties Sold:

In fiscal 2018, we purchased three properties totaling 53,700 square feet of GLA.  In the first three months of fiscal 2019, we purchased one property totaling 177,000 square feet.  These properties accounted for all of the revenue and expense changes attributable to property acquisitions and sales in the three months ended January 31, 2019 when compared with fiscal 2018.

Properties Held in Both Periods:

Revenues

Base Rent
The increase in base rents for the three month period ended January 31, 2019, when compared to the corresponding prior period, was predominantly caused by new leasing activity at several properties held in both periods and a lease renewal with a grocery-store tenant at a significantly higher rent then the expiring period rent, both of which created a positive variance in base rent.

In the first three months of fiscal 2019, we leased or renewed approximately 170,000 square feet (or approximately 3.7% of total consolidated property leasable area).  At January 31, 2019, the Company’s consolidated properties were 92.3% leased (93.2% leased at October 31, 2018).

Tenant Recoveries
In the three month period ended January 31, 2019, recoveries from tenants (which represent reimbursements from tenants for operating expenses and property taxes) decreased by $151,000 when compared with the corresponding prior period. This decrease was a result of a decrease in property operating expenses predominantly related to a decrease in snow removal costs at our properties owned in both periods partially offset by an increase in property tax expense as a result of an increase in property tax assessments.

Expenses

Property Operating
In the three month period ended January 31, 2019, property operating expenses decreased by $784,000 when compared with the corresponding prior period, predominantly as a result of a decrease in snow removal costs at our properties owned in both periods.

Property Taxes
In the three month period ended January 31, 2019, property taxes increased by $569,000 when compared with the corresponding prior period, as a result of an increase in property tax assessments for a number of our properties owned in both periods.

Interest
In the three month period ended January 31, 2019, interest expense increased by $115,000, when compared with the corresponding prior period as a result of the Company having a larger balance drawn on its Facility in the first three months of fiscal 2019 when compared with the corresponding prior period.

Depreciation and Amortization
Depreciation and amortization was relatively unchanged in the three month period ended January 31, 2019, when compared with the corresponding prior period.

General and Administrative Expenses
General and administrative expense increased by $235,000 in the three month period ended January 31, 2019 when compared with the corresponding prior period predominantly as a result of normal salary increases and bonuses for our employees being larger than the prior period.

Non-GAAP Financial Measure
Funds from Operations (“FFO”)

We consider Funds from Operations (“FFO”) to be an additional measure of our operating performance.  We report FFO in addition to net income applicable to common stockholders and net cash provided by operating activities.  Management has adopted the definition suggested by The National Association of Real Estate Investment Trusts (“NAREIT”) and defines FFO to mean net income (computed in accordance with GAAP) excluding gains or losses from sales of property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated joint ventures.

Management considers FFO a meaningful, additional measure of operating performance because it primarily excludes the assumption that the value of the Company’s real estate assets diminishes predictably over time and industry analysts have accepted it as a performance measure.  FFO is presented to assist investors in analyzing the performance of the Company.  It is helpful as it excludes various items included in net income that are not indicative of our operating performance, such as gains (or losses) from sales of property and depreciation and amortization.  However, FFO:

●
does not represent cash flows from operating activities in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events in the determination of net income); and

●	should not be considered an alternative to net income as an indication of our performance.

FFO as defined by us may not be comparable to similarly titled items reported by other real estate investment trusts due to possible differences in the application of the NAREIT definition used by such REITs.  The table below provides a reconciliation of net income applicable to Common and Class A Common Stockholders in accordance with GAAP to FFO for the three month periods ended January 31, 2019 and 2018 (amounts in thousands):

(Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
First quarter Ended 2019 Results
 (in thousands, except per share data)

Reconciliation of Net Income Available to Common and Class A Common Stockholders To Funds From Operations:	Three Months Ended
	January 31,
	2019	2018
Net Income Applicable to Common and Class A Common Stockholders	$5,854	$4,921

Real property depreciation	5,664	5,458
Amortization of tenant improvements and allowances	883	1,042
Amortization of deferred leasing costs	393	426
Depreciation and amortization on unconsolidated joint ventures	380	403
Loss on sale of property in unconsolidated joint venture	363	-

Funds from Operations Applicable to Common and Class A Common Stockholders	$13,537	$12,250

Urstadt Biddle Properties Inc.
Balance Sheet Highlights
(in thousands)

	January 31,	October 31,
	2019	2018
	(Unaudited)
Assets
Cash and Cash Equivalents	$13,142	$10,285

Real Estate investments before accumulated depreciation	$1,134,678	$1,118,075

Investments in and advances to unconsolidated joint ventures	$36,194	$37,434

Total Assets	$1,018,458	$1,008,233

Liabilities
Revolving credit line	$44,595	$28,595

Mortgage notes payable and other loans	$292,129	$293,801

Total Liabilities	$367,355	$347,834

Redeemable Noncontrolling Interests	$78,405	$78,258

Preferred Stock	$190,000	$190,000

Total Stockholders’ Equity	$572,698	$582,141